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                                                                   EXHIBIT 99.D2

                            [LETTERHEAD OF MEDAES]


June 7, 1996

415/274-5382                                 213/669-6407
VIA FACSIMILE                                VIA FACSIMILE
- -------------                                -------------
Mr. Ted Breck                                Mr. C. James Levin
Lehman Brothers                              O'Melveny & Myers
One Montgomery Street/24                     400 South Hope Street
San Francisco, California 94104              Los Angeles, California 90071

Gentlemen:

MEDAES, Inc. ("MEDAES") is aware of the decision by the Board of Directors of MDT Corporation ("MDT") to seek a purchaser of MDT. We are also aware that, pursuant to this decision, the Board of Directors has approved a proposed merger with Getinge Industries AB in which shareholders of MDT would receive $4.50 in cash per share in exchange for their shares of MDT. Our information is derived from publicly available information.

MEDAES is highly interested in acquiring MDT. Subject to our meeting with representatives of MDT and the Special Committee of its Board of Directors to discuss this matter, MEDAES will be prepared to acquire MDT for consideration per share of MDT which MEDAES believes is substantially greater than the per share consideration to be received by the shareholders of MDT in the proposed merger.

We believe that the Board of Directors of MDT has a fiduciary responsibility to consider the MEDAES offer, and we would be pleased to schedule a meeting at your earliest convenience to discuss the details of our offer. Please contact the undersigned as soon as possible to arrange a mutually agreeable time for a meeting.

MEDAES is a corporation formed in 1994 to acquire Medical Engineering Systems business of Ohmeda Inc. Its principal is CGW Southeast Partners which is the largest risk capital firm located in the Southeastern United States.

We are prepared to conclude this transaction as quickly as possible. We look forward to meeting with you.

Sincerely,


/s/ David D. Seem
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David D. Seem
Chief Operating Officer

DDS/tac